Exhibit 99.2

David C. Brown	15935 La Cantera Parkway
Chairman and Chief Executive Officer	San Antonio, TX 78256

STRICTLY PRIVATE AND CONFIDENTIAL

December 22, 2025

To: The Special Committee of the Board of Directors, Janus Henderson Group plc

On behalf of Victory Capital Holdings, Inc. (“Victory”), I am writing this letter to follow up on the two proposals we submitted to the Special Committee on November 24th and December 8th regarding a potential transaction with Janus Henderson Group plc (“Janus Henderson”), which provides a compelling opportunity for all Janus Henderson shareholders. We reiterate our strong interest in pursuing the transaction.

On November 18th, we spoke with your financial advisor, Goldman Sachs, to understand the Special Committee’s process and the parameters of a potential transaction. We were strongly encouraged by your financial advisor to submit a written proposal by November 24th. As suggested, we subsequently submitted our initial proposal on November 24th.

On December 6th, we received limited verbal feedback from your financial advisor that requiring the voting agreement we referenced was an impediment to progressing our proposal. Based on that feedback and after further consideration, we submitted a subsequent proposal on December 8th confirming that we were prepared to proceed without a voting agreement requirement.

Since our second submission, although we have sought to discuss the proposal with your financial advisor over the past several weeks, we have not received any feedback on the Special Committee’s view of our proposal.

We would greatly appreciate an update on when the Special Committee is prepared to engage with us.

Our intention has been to pursue a transaction on a cooperative basis, with full respect for a clearly articulated process and a shared objective of achieving the optimal outcome for the company and its shareholders. We welcome the opportunity to outline for the Special Committee the transaction’s benefits for all Janus Henderson shareholders. We are also prepared to present to your largest shareholder the merits of our proposal and the significant value creation opportunity for all Janus Henderson shareholders. Although we endeavor to work towards a transaction that would have the support of your largest shareholder, we believe our transaction can be completed without that shareholder’s support.

We want to reiterate that our interest remains strong, and we believe your shareholders will be keenly interested in learning about the compelling value proposition our proposal represents. We remain open to discussing structure, valuation, due diligence parameters, and any process considerations the Special Committee believes would facilitate progression of the process. We are ready to address any questions immediately and stand prepared to engage without delay.

In the interim, we have engaged extensively with prospective lenders regarding third-party debt financing for the contemplated transaction. Based on our significant experience in financing transactions and feedback to date from multiple bulge bracket banks, we are highly confident in our ability to secure the required funding and consummate the transaction expeditiously. Importantly, the transaction will not be subject to a financing contingency.

Victory remains prepared to offer an indicative headline value of $50 - $52 per Janus Henderson share, comprised of $30 per share in cash with the balance in Victory shares. As a result, Janus Henderson shareholders would own approximately 37% to 39% of the pro forma company. For your reference, a copy of our December 8th letter is attached herewith. [This attachment has been deleted. See Exhibit 99.3.]

Tel: [***] ● E-mail: [***] ● www.vcm.com

Our proposal offers a “best-of-both-worlds” transaction to Janus Henderson shareholders. This offer consists of a majority of the transaction consideration delivered in cash, as well as a very significant ownership stake in the pro forma company. We believe this ownership stake has the potential to deliver meaningful value to Janus Henderson shareholders as the combination benefits are realized.

While our current proposal represents a compelling valuation based on publicly available information, we believe that with additional diligence to validate our thesis, we see opportunity to modify our offer mix and potentially uncover incremental value opportunities that could support a further enhanced proposal.

Please advise us promptly on when the Special Committee intends to engage with us. We look forward to hearing from you.

Best regards,

/s/ David Brown

David Brown

Chairman and Chief Executive Officer

Tel: [***] ● E-mail: [***] ● www.vcm.com

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No Offer or Solicitation

The release of this communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

The release of this communication relates to a proposal which Victory has made to the Special Committee of Janus Henderson’s Board of Directors for an acquisition of Janus Henderson. In furtherance of this proposal and subject to future developments, Victory (and, if a negotiated transaction is agreed, Janus Henderson) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. The release of this communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Victory and/or Janus Henderson may file with the SEC in connection with the proposed transactions.

INVESTORS AND SECURITY HOLDERS OF Victory AND Janus Henderson ARE URGED TO READ ANY PROXY STATEMENT(S), REGISTRATION STATEMENT(S), TENDER OFFER STATEMENT, PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT Victory, Janus Henderson AND THE PROPOSED TRANSACTION. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Victory and/or Janus Henderson, as applicable. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC by Victory free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Victory (if and when available) will also be made available free of charge by accessing Victory’s website at www.vcm.com.

Certain Information Regarding Participants

The release of this communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Victory and its directors and certain of its executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of any proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Victory’s definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on March 28, 2025 and certain of its Current Reports on Form 8-K. Additional information regarding the interests of such individuals in the proposed transaction will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov and Victory’s website at www.vcm.com.